The Board of Directors
Piercing Pagoda, Inc.:

     We consent to the incorporation by reference in the Registration Statement (No. 33-98288) on Form S-8 of Piercing Pagoda, Inc. of our report dated June 7, 1999, relating to the statements of financial condition of the Piercing Pagoda, Inc. Employee Stock Purchase Plan as of March 31, 1999 and 1998, and the related statements of income (deductions) and changes in plan equity for each of the years in the three-year period ended March 31, 1999, which report is included in the March 31, 1999 Annual Report on Form 11-K of the Piercing Pagoda, Inc. Employee Stock Purchase Plan.





Allentown, Pennsylvania
June 23, 1999                                                          KPMG LLP